Exhibit 99.2

Contact:	Mary Magnani Majesco Entertainment Company 732-225-8910 FOR IMMEDIATE RELEASE

MAJESCO ENTERTAINMENT COMPANY TO BEGIN TRADING ON
NASDAQ CAPITAL MARKET

EDISON, N.J., March 13, 2006 — Majesco Entertainment Company (NASDAQ:COOL) announced today that The Nasdaq Stock Market has approved its application to transfer the listing of its common stock from the Nasdaq National Market to the Nasdaq Capital Market. The transfer is expected to be effective at the open of business on Monday, March 13, 2006. The Company’s common stock will continue to trade under the symbol, ‘‘COOL’’.

The Company applied to transfer from the National Market to the Capital Market after it received a letter from NASDAQ National Stock Market notifying the Company that it no longer complied with continued listing requirement for Stockholders’ Equity.

About Majesco Entertainment Company

Headquartered in Edison, NJ, Majesco Entertainment Company (NASDAQ: COOL) is an innovative provider of digital entertainment products and content, with a focus on publishing videogames for leading portable systems such as the PSP™ (PlayStation® Portable) system, Nintendo DS™ and Game Boy® Advance. Current product line highlights include Age of Empires: The Age of Kings® for the Nintendo DS™, Guilty Gear Judgment for the PSP™ (PlayStation® Portable) system and JAWS™ Unleashed; as well as digital entertainment products like Frogger® TV Arcade.  Majesco now offers Game Boy® Advance Video versions of the beloved DreamWorks Animation movies Shrek, Shrek 2 and Shark Tale.  More information about Majesco can be found online at www.majescoentertainment.com.

Safe Harbor
Certain statements contained herein are ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by reference to a future period(s) or by the use of forward-looking terminology, such as ‘‘may,’’ ‘‘will,’’ ‘‘intend,’’ ‘‘should,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate’’ or ‘‘continue’’ or the negatives thereof or other comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements due to a variety of factors. These factors include but are not limited to, the demand for our products; our ability to complete and release our products in a timely fashion; competitive factors in the businesses in which we compete; continued consumer acceptance of the gaming platforms on which our products operate and our products; fulfillment of orders preliminarily made by customers; adverse changes in the securities markets and the availability of and costs associated with sources of liquidity. The Company does not undertake, and specifically disclaims any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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